EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



                  SILGAN HOLDINGS REPORTS RECORD SECOND QUARTER
                 EARNINGS AND CONFIRMS FULL YEAR 2007 ESTIMATE


STAMFORD, CT, July 18, 2007-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2007 net income of $26.8 million, or $0.70 per diluted share, as compared to second quarter 2006 net income of $16.4 million, or $0.43 per diluted share. Results for the second quarter of 2007 included a pre-tax rationalization charge of $2.3 million, or $0.04 per diluted share net of tax. Results for the second quarter of 2006 included a pre-tax rationalization charge of $6.2 million, or $0.10 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company which adjusts net income per share for certain items, can be found in Tables 4 and 5 at the back of this press release.

"Results in the second quarter were in-line with our expectations and adjusted net income per diluted share was 40% higher than in the second quarter of 2006. Unit volumes increased in each of our three business units," said Tony Allott, President and CEO. "Performance was particularly strong in our closures business, where the recently acquired European operations were solidly accretive. The metal food container business significantly outperformed the second quarter of 2006, and we successfully concluded certain union negotiations. As a result, we began


                                     (more)

SILGAN HOLDINGS
July 18, 2007
Page 2


reducing provisional inventory earlier than we had anticipated and incurred some of the related overhead costs during the quarter. We were pleased with the volume growth in the core plastic container business, but were somewhat disappointed by the comparative demand levels in our plastic food product line," Mr. Allott continued. "Based on our results to date and our outlook for the remainder of the year, we are reconfirming our 2007 full year earnings estimate," Mr. Allott concluded.

Net sales for the second quarter of 2007 were $683.6 million, an increase of $86.4 million, or 14.5 percent, as compared to $597.2 million for the same period in 2006. This increase was primarily due to the inclusion of the acquisitions completed in 2006, higher average selling prices resulting from the pass through of inflation in raw material and other manufacturing costs and improved volumes across all businesses.

Income from operations for the second quarter of 2007 was $58.5 million, an increase of $18.6 million, or 46.6 percent, as compared to $39.9 million for the second quarter of 2006. This increase was a result of higher income from operations in each operating segment, largely a result of the acquisitions completed in 2006, higher rationalization charges incurred in 2006 for the shut down of the St. Paul, Minnesota manufacturing facility, improved volumes in each business and continued benefits from cost reductions, slightly offset by a less favorable mix of products sold in the plastic container business and the effect from the initial reduction of the provisional inventory built in prior quarters in the metal food container business.

Interest and other debt expense for the second quarter of 2007 was $16.9 million, an increase of $2.7 million as compared to the same period in 2006. This increase was due to higher average borrowings as a result of the 2006 acquisitions, higher working capital and the effects of higher market interest rates.

Metal Food Containers

Net sales of the metal food container business were $365.0 million for the second quarter of 2007, an increase of $15.0 million, or 4.3 percent, over the second quarter of 2006 primarily as a


                                     (more)

SILGAN HOLDINGS
July 18, 2007
Page 3


result of an increase in volumes and higher average selling prices due to the pass through of inflation in raw material and other manufacturing costs.

Income from operations of the metal food container business increased in the second quarter of 2007 to $27.7 million as compared to $18.9 million for the same period in 2006 and operating margin increased to 7.6 percent from 5.4 percent over the same periods. These increases were due primarily to pre-tax rationalization charges of $5.8 million incurred in the second quarter of 2006, increased sales volumes, the lagged contractual pass through beginning in the latter part of 2006 of significant inflation in other manufacturing costs and benefits derived from ongoing cost reduction initiatives. These benefits were slightly offset by an earlier than anticipated reduction in the provisional inventory built during prior quarters as certain union negotiations were successfully completed during the quarter. The second quarter of 2007 also included pre-tax rationalization charges of $2.1 million for the ongoing costs associated with the plans to close the St. Paul, Minnesota and Stockton, California metal food container facilities.

Plastic Containers

Net sales of the plastic container business were $157.2 million in the second quarter of 2007, an increase of $12.2 million, or 8.4 percent, over the second quarter of 2006. This increase was primarily a result of the inclusion of sales from Cousins-Currie which was acquired in December 2006 and increased volumes. These benefits were partially offset by lower demand levels for the food product line primarily as a result of less customer promotional activity versus the same period a year ago.

Income from operations of the plastic container business for the second quarter of 2007 was $12.4 million as compared to $11.8 million in the second quarter of 2006, and operating margin decreased slightly to 7.9 percent from 8.1 percent over the same periods. Income from operations increased primarily as a result of the impact from the Cousins-Currie acquisition and volume growth, offset by a less favorable mix of products sold attributable to lower demand levels for the food product line as discussed above. The slight decrease in operating margin was due primarily to the less favorable mix of products sold.


                                     (more)

SILGAN HOLDINGS
July 18, 2007
Page 4


Closures

Net sales of the closures business were $161.4 million in the second quarter of 2007, an increase of $59.2 million over the second quarter of 2006 primarily as a result of the international closures acquisitions during 2006.

Income from operations of the closures business increased in the second quarter of 2007 to $20.8 million as compared to $10.7 million for the same period in 2006 due primarily to the inclusion of the acquired international closures operations. Operating margin for the second quarter of 2007 increased to 12.9 percent from 10.4 percent for the same period in 2006 due primarily to the unfavorable impact of the inventory write-up for the international operations in the second quarter of 2006 as a result of purchase accounting.

Six Months

Net income for the first six months of 2007 was $55.3 million, or $1.45 per diluted share, as compared to net income for the first six months of 2006 of $33.5 million, or $0.89 per diluted share. Results for the first six months of 2007 included rationalization charges of $0.06 per diluted share net of tax, as compared with rationalization charges of $0.14 per diluted share net of tax in the same period a year ago.

Net sales for the first six months of 2007 increased $167.3 million, or 14.3 percent, to $1.33 billion as compared to $1.17 billion for the first six months of 2006. This increase was primarily due to the inclusion of the acquisitions completed in 2006, higher average selling prices resulting from the pass through of inflation in raw material and other manufacturing costs in the metal food container and closures businesses and improved volumes in the metal food and plastic containers businesses.

Income from operations for the first six months of 2007 was $120.6 million, an increase of $41.1 million, or 51.7 percent, from the same period in 2006. This increase was a result of higher income from operations across each operating segment, largely as a result of the acquisitions completed in 2006, higher rationalization charges incurred in 2006 for the shut down of the St.


                                     (more)

SILGAN HOLDINGS
July 18, 2007
Page 5


Paul, Minnesota and Valencia, California manufacturing facilities, continued benefits from cost reductions and the lagged contractual pass through of inflation in other manufacturing costs.

Interest and other debt expense for the first six months of 2007 was $33.0 million, an increase of $7.5 million as compared to the first six months of 2006. This increase was primarily attributable to higher average borrowings as a result of the 2006 acquisitions and the effects of higher market interest rates.

Dividend

On June 15, 2007, the Company paid a quarterly cash dividend in the amount of $0.16 per share to holders of record of common stock of the Company on June 1, 2007. This dividend payment aggregated $6.1 million.

Outlook for 2007

Based on the year to date financial performance and the outlook for the remainder of 2007, the Company reconfirmed its adjusted net income per diluted share estimate for 2007 in the range of $3.15 to $3.25 per diluted share. The current full year estimate includes the negative impact on comparative earnings of reducing levels of provisional inventory which benefited results when it was built in the fourth quarter of 2006 and the first quarter of 2007.

The Company expects adjusted net income per diluted share for the third quarter of 2007 to be in the range of $1.15 to $1.25, as compared to adjusted net income per diluted share of $1.19 in the third quarter of 2006.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2007 at 11:00 a.m. eastern time on Wednesday, July 18, 2007. The toll free number for domestic callers is (800) 819-9193, and the number for international callers is (913) 981-4911. For those unable to listen to the live call, a taped rebroadcast will be available through August 1, 2007. To access the rebroadcast, the toll free number for domestic callers is
(888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 6824183.


                                     (more)

SILGAN HOLDINGS
July 18, 2007
Page 6
                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.7 billion in 2006. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2006 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

                                      * * *

                                          SILGAN HOLDINGS INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                              For the quarter and six months ended June 30,
                             (Dollars in millions, except per share amounts)



                                                   Second Quarter                Six Months
                                                   --------------                ----------
                                                  2007        2006            2007         2006
                                                  ----        ----            ----         ----

Net sales                                        $683.6      $597.2         $1,334.4     $1,167.1

Cost of goods sold                                584.3       521.9          1,135.1      1,020.6
                                                 ------      ------         --------     --------

   Gross profit                                    99.3        75.3            199.3        146.5

Selling, general and administrative expenses       38.5        29.2             75.3         58.7

Rationalization charges                             2.3         6.2              3.4          8.3
                                                 ------      ------         --------     --------

   Income from operations                          58.5        39.9            120.6         79.5

Interest and other debt expense                    16.9        14.2             33.0         25.5
                                                 ------      ------         --------     --------

   Income before income taxes                      41.6        25.7             87.6         54.0

Provision for income taxes                         14.8         9.3             32.3         20.5
                                                 ------      ------         --------     --------

   Net income                                    $ 26.8      $ 16.4         $   55.3     $   33.5
                                                 ======      ======         ========     ========

Earnings per share:
   Basic net income per share                     $0.71       $0.44            $1.47        $0.90
   Diluted net income per share                   $0.70       $0.43            $1.45        $0.89

Cash dividends per common share                   $0.16       $0.12            $0.32        $0.24

Weighted average shares (000's):
   Basic                                         37,654      37,354           37,634       37,313
   Diluted                                       38,162      37,878           38,134       37,853



                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                  For the quarter and six months ended June 30,
                              (Dollars in millions)


                                     Second Quarter                 Six Months
                                     --------------                 ----------
                                   2007         2006            2007           2006
                                   ----         ----            ----           ----

Net sales:
     Metal food containers        $365.0       $350.0         $  710.6       $  684.8
     Plastic containers            157.2        145.0            319.6          308.2
     Closures                      161.4        102.2            304.2          174.1
                                  ------       ------         --------       --------
         Consolidated             $683.6       $597.2         $1,334.4       $1,167.1
                                  ======       ======         ========       ========

Income from operations:
     Metal food containers (a)    $ 27.7       $ 18.9         $   56.5       $   37.1
     Plastic containers (b)         12.4         11.8             32.2           25.6
     Closures                       20.8         10.7             36.6           21.3
     Corporate                      (2.4)        (1.5)            (4.7)          (4.5)
                                  ------       ------         --------       --------
         Consolidated             $ 58.5       $ 39.9         $  120.6       $   79.5
                                  ======       ======         ========       ========


                                           SILGAN HOLDINGS INC.
                             CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                           (Dollars in millions)

                                                       June 30,       June 30,      Dec. 31,
                                                         2007           2006          2006
                                                         ----           ----          ----

Assets:
     Cash and cash equivalents                         $   25.3       $   23.9      $   16.7
     Trade accounts receivable, net                       320.3          301.7         232.4
     Inventories                                          548.3          494.8         426.6
     Other current assets                                  32.8           28.7          42.1
     Property, plant and equipment, net                   913.3          865.6         894.6
     Other assets, net                                    419.0          376.1         396.0
                                                       --------       --------      --------
         Total assets                                  $2,259.0       $2,090.8      $2,008.4
                                                       ========       ========      ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt               $  341.1       $  326.1      $  406.6
     Current and long-term debt                         1,204.3        1,170.9         955.6
     Other liabilities                                    290.0          294.6         279.7
     Stockholders' equity                                 423.6          299.2         366.5
                                                       --------       --------      --------
         Total liabilities and stockholders' equity    $2,259.0       $2,090.8      $2,008.4
                                                       ========       ========      ========


(a) Includes rationalization charges of $2.1 million and $5.8 million for the three months ended June 30, 2007 and 2006, respectively, and $3.2 million and $5.8 million for the six months ended June 30, 2007 and 2006, respectively.
(b) Includes rationalization charges of $0.2 million for the three and six months ended June 30, 2007 and $0.4 million and $2.5 million for the three and six months ended June 30, 2006, respectively.

                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                   (UNAUDITED)
                  For the quarter and six months ended June 30,

                                     Table 4
                                     -------



                                                   Second Quarter              Six Months
                                                   --------------              ----------
                                                  2007      2006            2007       2006
                                                  ----      ----            ----       ----

Net income per diluted share as reported         $0.70      $0.43          $1.45      $0.89

Adjustments:
   Rationalization charges, net of tax            0.04       0.10           0.06       0.14
                                                 -----      -----          -----      -----

Adjusted net income per diluted share            $0.74      $0.53          $1.51      $1.03
                                                 =====      =====          =====      =====


                                                    SILGAN HOLDINGS INC.
                                 RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                                        (UNAUDITED)
                                               For the quarter and year ended,

                                                           Table 5
                                                           -------


                                                                 Third Quarter                             Year Ended
                                                                 -------------                             ----------
                                                                 September 30,                            December 31,
                                                                 -------------                            ------------
                                                            Estimated              Actual             Estimated           Actual
                                                            ---------              ------             ---------           ------

                                                       Low            High                        Low          High
                                                       2007           2007           2006         2007         2007         2006
                                                       ----           ----           ----         ----         ----         ----
Net income per diluted share as estimated
  for 2007 and as reported for 2006                   $1.13          $1.23          $1.31        $3.06        $3.16        $2.74

Adjustments:
  Rationalization charges, net of tax                  0.02           0.02           0.03         0.09         0.09         0.29
  Cumulative prior year benefit of
     R&D tax credits                                     -              -           (0.15)          -            -         (0.15)
                                                      -----          -----          -----        -----        -----        -----
Adjusted net income per diluted share
  as estimated for 2007 and presented for 2006        $1.15          $1.25          $1.19        $3.15        $3.25        $2.88
                                                      =====          =====          =====        =====        =====        =====


(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and the cumulative effect of prior year tax benefits recorded in 2006 attributable to tax initiatives completed during 2006 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.